EXHIBIT 99.1

News Release

Victory Capital Reports April 2025 Total Client Assets

San Antonio, Texas, May 9, 2025 ― Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported Total Assets Under Management (AUM) of $279.3 billion, Other Assets of $3.6 billion, and Total Client Assets of $282.8 billion, as of April 30, 2025.

For the month of April, Average Total AUM was $275.7 billion, average Other Assets was $3.7 billion, and average Total Client Assets was $279.5 billion.

Victory Capital Holdings, Inc.
Total Client Assets (unaudited; in millions) [1]

	As of:
By Asset Class	April 30, 2025	March 31, 2025
Solutions	$72,635	$63,378
Fixed Income	78,569	24,157
U.S. Mid Cap Equity	30,049	28,964
U.S. Small Cap Equity	12,421	13,182
U.S. Large Cap Equity	55,363	13,104
Global / Non-U.S. Equity	23,607	18,334
Alternative Investments	2,933	2,945
Total Long-Term Assets	$275,579	$164,064
Money Market / Short Term Assets	3,703	3,404
Total Assets Under Management[2]	$279,282	$167,468

By Vehicle
Mutual Funds[3]	$157,758	$108,392
Separate Accounts and Other Pooled Vehicles[4]	111,064	48,823
ETFs[5]	10,460	10,253
Total Assets Under Management	$279,282	$167,468

Other Assets[6]
Institutional	$3,555	$3,967
Total Other Assets	$3,555	$3,967

Total Client Assets
Total Assets Under Management	$279,282	$167,468
Total Other Assets	3,555	3,967
Total Client Assets	$282,836	$171,435

By Region
U.S.	$237,794	$165,763
Non-U.S.	45,043	5,672
Total Client Assets	$282,836	$171,435

1Due to rounding, numbers presented in these tables may not add up precisely to the totals provided. April 30, 2025 AUM includes $113 billion of assets acquired during the month.

2Total AUM includes both discretionary assets under management and non-discretionary assets under advisement and excludes Other Assets.

3Includes institutional and retail share classes, money market and VIP funds.

4Includes wrap program accounts, CITs, UMAs, UCITS, private funds, and non-U.S. domiciled pooled vehicles.

5Represents only ETF assets held by third parties and excludes ETF assets held by other Victory Capital products.

6Includes low-fee (2 to 4 bps) institutional assets, previously reported in the Solutions asset class within the by asset class table and in Separate Accounts and Other Pooled Vehicles within the by vehicle table. These assets are included as part of Victory’s Regulatory Assets Under Management reported in Form ADV Part 1.

About Victory Capital

Victory Capital is a diversified global asset management firm with total assets under management of $279.3 billion, and $282.8 billion in total client assets, as of April 30, 2025. The Company employs a next-generation business strategy that combines boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With 12 autonomous Investment Franchises and a Solutions Business, Victory Capital offers a wide array of investment products and services, including mutual funds, ETFs, separately managed accounts, alternative investments, third-party ETF model strategies, collective investment trusts, private funds, a 529 Education Savings Plan, and brokerage services.

Victory Capital is headquartered in San Antonio, Texas, with offices and investment professionals in the U.S. and around the world. To learn more please visit www.vcm.com or follow Victory Capital on Facebook, Twitter, and LinkedIn.

Contacts

Investors:

Matthew Dennis, CFA

Chief of Staff

Director, Investor Relations

216-898-2412

mdennis@vcm.com

Media:
Jessica Davila

Director of Global Communications

210-694-9693

Jessica_davila@vcm.com